Exhibit 8.2

                     , 2003

Sequoia Bancshares, Inc.
2 Bethesda Metro Center, Suite 1500
Bethesda, Maryland 20814

Gentlemen:

     We have acted as special counsel to Sequoia Bancshares, Inc., a Delaware corporation (“Sequoia”), in connection with the proposed merger (the “Merger”) of Sequoia with and into a wholly-owned subsidiary (“Merger Sub”) of United Bankshares, Inc., a West Virginia corporation (“United”), pursuant to the Agreement and Plan of Reorganization, dated as of April 4, 2003, by and between United and Sequoia (the “Agreement”). At your request, and in connection with the filing of the registration statement on Form S-4 filed with the Securities and Exchange Commission in connection with the Merger (the “Registration Statement”), we are rendering our opinion concerning certain federal income tax consequences of the Merger.

     For purposes of the opinion set forth below, we have relied, with the consent of Sequoia and the consent of United, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of Sequoia and United dated the date hereof, and have assumed that such statements and representations will be complete and accurate as of the Effective Time and that all such statements and representations made to the knowledge of any person or entity or with similar qualification are and will be true and correct as if made without such qualification. We have also relied upon the accuracy of the Registration Statement and the proxy statement-prospectus (the “Proxy Statement-Prospectus”) contained therein, each as amended or supplemented through the date hereof. Any capitalized term used and not defined herein has the meaning given to it in the Agreement.

     We have also assumed that: (i) the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Proxy Statement-Prospectus (and no transaction or condition described therein and affecting this opinion will be waived by any party); (ii) the Merger will qualify as a statutory merger under the applicable laws of the State of Delaware; and (iii) the Merger will be reported by Sequoia and United on their respective federal

Sequoia Bancshares, Inc.
                         , 2003

income tax returns in a manner consistent with the opinion set forth below.

     Based upon and subject to the foregoing, it is our opinion, under currently applicable United States federal income tax law, that:

1.	The Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”);

2.	Merger Sub and Sequoia will each be a party to that reorganization within the meaning of Section 368(b) of the Code; and

3.	No gain or loss will be recognized by holders of Sequoia Common Stock who exchange all of their Sequoia Common Stock solely for United Common Stock pursuant to the Merger (except with respect to any cash received in lieu of a fractional share interest in United Common Stock).

4.	The basis of the shares of United Common Stock received by Sequoia stockholders (including any fractional share interests to which they may be entitled) will be the same as the basis of the shares of Sequoia Common Stock surrendered in exchange therefor.

5.	The holding period of the shares of United Common Stock received by the stockholders of Sequoia (including any fractional share interests to which they may be entitled) will include the period during which the shares of Sequoia Common Stock surrendered in exchange therefor were held by the Sequoia stockholders, provided that the shares of Sequoia Common Stock surrendered were held as a capital asset within the meaning of Section 1221 of the Code by the Sequoia stockholders as of the Effective Time of the Merger.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

     This opinion relates solely to certain United States federal income tax consequences of the Merger and no opinion is expressed as to the tax consequences under any foreign, state or local tax law or under any federal tax laws other than those pertaining to the income tax. This opinion is based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. Further, no opinion is expressed with respect to the United States federal income tax consequences to Sequoia stockholders subject to special treatment under United States federal income tax law, such as Sequoia stockholders, if any, who

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                         , 2003

hold Sequoia Common Stock other than as a capital asset, who received Sequoia Common Stock upon the exercise of employee stock options, through a tax-qualified retirement plan or otherwise as compensation, who hold Sequoia Common Stock as part of a “hedge,” “straddle,” “constructive sale” or “conversion transaction,” or who are banks or trusts, tax-exempt organizations, insurance companies, dealers in securities or foreign currency, traders in securities who elect to apply a mark-to-market method of accounting, pass-through entities and investors in such entities, or foreign persons.

     We assume no obligation to revise or supplement this opinion should the present federal income tax laws be changed by any legislation, judicial decisions or otherswise.

Very truly yours,

MULDOON MURPHY & FAUCETTE LLP

00223051.WPD